Immune Design Reports Third Quarter 2015 Financial Results

Company to hold conference call at 1:30 pm Pacific today

SEATTLE and SOUTH SAN FRANCISCO, November 12, 2015 -- Immune Design (Nasdaq: IMDZ), a clinical-stage immunotherapy company focused on oncology, today reported financial results and a corporate update for the third quarter ended September 30, 2015, which includes advancement of its immuno-oncology programs and a cash position of $120.5 million.

Corporate Update and Recent Highlights

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Yesterday, Immune Design announced the dosing of the first patient in the randomized Phase 2 trial of CMB305, the company’s “prime boost” immuno-oncology product candidate, combined with Genentech’s investigational cancer immunotherapy, atezolizumab (MPDL3280A; anti-PD-L1) in patients with soft tissue sarcoma. The trial is being conducted pursuant to a clinical collaboration with Genentech, a member of the Roche Group, which will provide atezolizumab.

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On November 5, Immune Design announced that preclinical research on G100, the company’s intratumoral TLR4 agonist-based product candidate, will be presented in an oral presentation at the 57th American Society of Hematology (ASH) Annual Meeting taking place December 5-8, 2015 in Orlando, Florida.

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On November 3, Immune Design announced new preclinical data showing that each of G100, which contains a potent synthetic TLR4 agonist, and a dendritic-cell targeting hybrid lentiviral vector from its ZVex™ immunotherapy platform synergize with immune check point inhibitors and demonstrate potent local and systemic anti-tumor activity in cancer models. These data were presented at the 30th Annual Meeting of the Society for Immunotherapy of Cancer (SITC) Conference.

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In October, Immune Design highlighted the application of its GLAASTM discovery platform in MedImmune’s Phase 2 clinical trial of MEDI7510. MEDI7510 is an investigational agent for the prevention of respiratory syncytial virus (RSV) under development by MedImmune, the global biologics research and development arm of AstraZeneca.

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In August, Immune Design announced the establishment of clinical collaborations with each of Merck and Genentech, a member of the Roche group, covering three clinical trials. In the first collaboration, Merck will contribute KEYTRUDA® (pembrolizumab), its anti-PD-1 therapy, to both Immune Design’s planned G100 Phase 1b/2 clinical trial in patients with Non-Hodgkin’s Lymphoma, as well as anLV305 Phase 1 expansion arm in melanoma patients who have an inadequate response to anti-PD1 therapy. Genentech is providing atezolizumab, its investigational anti-PD-L1 therapy, to Immune Design’s randomized Phase 2 trial for patients with selected soft tissue sarcomas expressing NY-ESO-1. Immune Design is the sponsor of these three clinical trials, and none of the parties to these arrangements have transferred any rights to their products to the other.

Financial Results and Guidance

Third Quarter

•	Immune Design ended the third quarter of 2015 with $120.5 million in cash and cash equivalents, compared to $75.4 million as of December 31, 2014.

•	Net loss and net loss per share for the third quarter of 2015 were $7.4 million and $0.37, respectively, compared to $6.7 million and $0.55, respectively, for the third quarter of 2014.

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Revenue for the third quarter of 2015 was $4.7 million and was attributable primarily to $3.5 million in license revenue associated with Immune Design’s collaborations with MedImmune and Sanofi, $0.8 million in product sales, and $0.3 million in collaboration revenue associated with the Sanofi G103 collaboration established in the fourth quarter of 2014. Revenue for the third quarter of 2014 was $3.5 million and related to license revenue associated with the company’s collaboration with Sanofi.

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Research and development expenses for the third quarter of 2015 were $8.3 million, compared to $6.0 million for the third quarter of 2014. The $2.3 million increase was primarily attributable to research and development and contract manufacturing of Immune Design’s G103 HSV-2 investigational agent, which is almost completely paid for under the Sanofi Pasteur G103 collaboration agreement, and for contract manufacturing and clinical trials for LV305 and CMB305. Additionally, there was an increase in personnel-related expenses, including stock-based compensation, as a result of growth in research and development headcount to support the company’s advancing research and clinical pipeline. Research and development stock-based compensation (a non-cash expense), was $0.5 million for the current quarter and $0.2 million for the same quarter in 2014.

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General and administrative expenses for the third quarter of 2015 were $3.5 million, compared to $4.1 million for the third quarter of 2014. This decrease was partially offset by increases in facility-related costs and personnel-related expenses, including stock-based compensation, primarily related to an increase in administrative headcount to support the growth and expansion of the business. General and administrative expenses for stock-based compensation (a non-cash expense), was $0.9 million for the current quarter and $0.2 million for the same quarter in 2014.

Year-to-Date

•	Net operating cash used in operations through September 2015 was $30.3 million, which excludes the $75.4 million in net proceeds received from the company’s follow-on offering in April 2015.

•	Net loss and net loss per share for the nine months ended September 30, 2015 were $27.3 million and $1.45, respectively, compared to $21.0 million and $4.85, respectively, for the same period in 2014.

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Revenue for the nine months ended September 30, 2015 was $8.4 million and was attributable primarily to $3.9 million in collaboration revenue associated with the Sanofi G103 collaboration established in the fourth quarter of 2014, $3.5 million in license revenue associated with the company’s collaborations with MedImmune and Sanofi, and $0.9 million in product sales. Revenue for the same period in 2014 was $4.6 million and was primarily attributable to $4.5 million in license revenue associated with Immune Design’s collaborations with Sanofi and MedImmune.

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Total operating expenses for the nine months ended September 30, 2015 were $35.7 million, compared to $21.4 million for the same period in 2014. The increase in the current period relates primarily to an increase in activities to support research and development and contract manufacturing of G103, which is almost completely paid for under the Sanofi Pasteur G103 collaboration, and for contract manufacturing and clinical trials for LV305 and CMB305. Additionally, there was an increase in personnel-related expenses, including stock-based compensation, as a result of growth and expansion of the business following Immune Design’s initial public offering in July 2014, in professional service fees to support operations as a public company and in facility and office costs. These increases were partially offset by a decrease in legal services related to defending ongoing litigation, patents and corporate legal services.

Conference Call Information

Immune Design will host a conference call and live audio webcast this afternoon at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time to discuss the third quarter 2015 financial results and provide a corporate update.

The live call may be accessed by dialing 844-831-3023 for domestic callers and 920-663-6275 for international callers. A live webcast of the call will be available online from the investor relations section of the company website at http://ir.immunedesign.com/events.cfm and will be archived there for 90 days. A telephone replay of the call will be available for five days by dialing 855-859-2056 for domestic callers or 404-537-3406 for international callers and entering the conference code: 70749704.

An archived copy of the webcast will be available on Immune Design's website beginning approximately two hours after the conference call. Immune Design will maintain an archived replay of the webcast on its website for at least 30 days after the conference call.

About Immune Design

Immune Design is a clinical-stage immunotherapy company employing next-generation in vivo approaches to enable the body's immune system to fight disease. The company's technologies are engineered to activate the immune system's natural ability to generate and/or expand antigen-specific cytotoxic T cells, while also enhancing other immune effectors, to fight cancer and other chronic diseases. CMB305 and G100, the two-pronged focus of Immune Design's ongoing immuno-oncology clinical programs, are the product of its two synergistic discovery platforms, ZVexTM and GLAASTM. Immune Design has offices in Seattle and South San Francisco. For more information, visit www.immunedesign.com.

Cautionary Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Immune Design’s expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from these forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, statements about the progress and scope of clinical trials for Immune Design’s product candidates and the reporting of clinical data regarding Immune Design’s product candidates. Many factors may cause differences between current expectations and actual results including unexpected safety or efficacy data observed during preclinical or clinical studies, clinical trial site activation or enrolment rates that are lower than expected, changes in expected or existing competition, changes in the regulatory environment, failure of Immune Design’s collaborators to support or advance collaborations or product candidates and unexpected litigation or other disputes. Other factors that may cause Immune Design’s actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Immune Design’s filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” sections contained therein. Except as required by law, Immune Design assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Immune Design
Selected Balance Sheet Data
(In Thousands)

	September 30, 2015	December 31, 2014
	(unaudited)
Cash and cash equivalents	$120,490	$75,354
Total assets	125,897	78,383
Total current liabilities	6,679	11,947
Total stockholders' equity	119,169	66,346

Statements of Operation Data (unaudited)
(In Thousands Except Share and Per Share Amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenues:
Licensing revenue	$3,500	$3,500	$3,500	$4,500
Product sales	824	44	932	133
Other, net	329	-	3,939	-
Total revenues	4,653	3,544	8,371	4,633
Operating expenses:
Cost of product sales	298	31	421	63
Research and development	8,263	5,988	24,209	13,949
General and administrative	3,506	4,082	11,086	7,378
Total operating expenses	12,067	10,101	35,716	21,390
Loss from operations	(7,414)	(6,557)	(27,345)	(16,757)
Interest and other income	7	2	15	3
Change in fair value of convertible preferred stock warrant liability	-	(127)	-	(4,277)
Net loss attributable to common stockholders	$(7,407)	$(6,682)	$(27,330)	$(21,031)
Basic and diluted net loss per share attributable to common stockholders	$(0.37)	$(0.55)	$(1.45)	$(4.85)
Weighted-average shares used to compute basic and diluted net loss per share attributable to common stockholders	20,131,260	12,128,810	18,822,517	4,332,480

Media Contact
Julie Rathbun
Rathbun Communications
julie@rathbuncomm.com
206-769-9219

Investor Contact
Shari Annes
Annes Associates
sannes@annesassociates.com
650-888-0902
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